Exhibit 99.1

Halozyme Contact	Investor Relations Contacts
David A. Ramsay	Zack Bryant / Bruce Voss
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8889	(310) 691-7100
dramsay@halozyme.com	zbryant@lhai.com
HALOZYME THERAPEUTICS REPORTS SECOND QUARTER 2005
FINANCIAL RESULTS
— Conference Call and Webcast Today at 8:00 a.m. PDT —
SAN DIEGO, August 8, 2005 – Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company focused on the development and commercialization of recombinant human enzymes, today reported progress and financial results for the three months ended June 30, 2005.
Second Quarter 2005 and Subsequent Week’s Highlights
•	The submission of an Investigational New Drug (IND) application for ChemophaseTM to the U.S. Food and Drug Administration (FDA). Chemophase is a formulation of recombinant human hyaluronidase being developed as a chemoadjuvant for the treatment of cancer. This IND was submitted to enable the initiation of the first clinical trial with Chemophase, administered intravesically (i.e., in the bladder) with the chemotherapeutic agent mitomycin to patients with bladder cancer.
•	The acceptance by the FDA and the granting of Priority Review status for Halozyme’s New Drug Application (NDA) for Hylenex™. Hylenex, the first product in Halozyme’s Enhanze™ Technology portfolio, is for potential use as a “spreading agent” to enhance the drug delivery of local anesthesia, contrast agents and for subcutaneous fluid replacement, or hypodermoclysis.
•	The launch of Cumulase™ for the treatment of oocytes to facilitate certain in vitro fertilization (IVF) procedures. The active pharmaceutical ingredient in Cumulase is the first and only recombinant human hyaluronidase approved in the United States and in the European Union (EU) for cumulus removal in the IVF process. Halozyme received 510(k) clearance from the FDA in April 2005 and CE Mark approval in December 2004.
•	The presentation of results from new preclinical studies investigating the use of Halozyme’s rHuPH20 hyaluronidase enzyme in conjunction with chemotherapy at the American Association for Cancer Research in Anaheim, California. Studies conducted in collaboration with the University of Trondheim, Norway, showed rHuPH20 reduced both tumor interstitial fluid pressure in animal models and the resistance of cultured human bladder carcinoma aggregates to a commonly used chemotherapy agent. The company also announced its selection of bladder cancer as its first therapeutic target for Chemophase in oncology.
•	The presentation of new preclinical study results of Halozyme’s rHuPH20 hyaluronidase enzyme at the 2005 Association for Research in Vision and Ophthalmology annual meeting in Fort Lauderdale, Florida. These preclinical safety and pharmacology animal studies showed that when viscoelastic agents commonly used in cataract surgery were left in the eyes of animals, injection of Halozyme’s rHuPH20 enzyme into the front of the eye significantly reduced the incidence and severity of intraocular pressure rises.
•	The bolstering of Halozyme’s management team with the addition of Richard C. Yocum, MD, and its Board with the addition of Steve Thornton. Dr. Yocum joined Halozyme as its new Vice President of Clinical Development and Medical Affairs and brings to Halozyme more than 23 years of experience in clinical drug development, project team management, clinical research trial design and implementation and patient care. Mr. Thornton brings to the Board more than 27 years of strategic and operational experience within large and small pharmaceutical companies in the fields of branded and generic drugs, medical devices and drug delivery technologies.
Second Quarter 2005 Financial Results
•	Net loss for the second quarter of 2005 was $2.9 million, or $0.06 per share, compared with a net loss for the second quarter of 2004 of $2.1 million, or $0.05 per share. Net loss for the six months ended June 30, 2005 was $6.1 million, or $0.12 per share compared with a net loss for the six months ended June 30, 2005 of $3.4 million, or $0.12 per share.
•	Research and development expenses for the second quarter of 2005 were $2.2 million, compared with $1.5 million for the second quarter of 2004, reflecting increased research, development and manufacturing expenses associated with the Company’s Cumulase and Hylenex product candidates.
•	Selling, general and administrative expenses for the second quarter of 2005 were $0.8 million, compared with $0.6 million for the second quarter of 2004, reflecting increased personnel costs and the costs of being a public company, including accounting and legal expenses.
•	Cash and cash equivalents were $10.1 million as of June 30, 2005 compared with $13.1 million at March 31, 2005 and $5.9 million as of June 30, 2004.
“We continue to make solid progress on all fronts and are meeting our milestones, including launch of our first product Cumulase, as targeted,” stated Jonathan Lim, MD, Halozyme’s Chairman and CEO. “We are extremely pleased with our progress toward bringing our oncology drug candidate, Chemophase, into the clinic later this year. Chemophase is designed to enhance the delivery of chemotherapeutic agents to tumor tissue, which may renew response to chemotherapy regimens and potentially increase patient survival. Our goal is to initiate clinical trials in bladder cancer in the fourth quarter of 2005.”
Conference Call
     Halozyme management will host an investment community conference call today to discuss these topics beginning at 8:00 a.m. PT (11:00 a.m. ET). To participate via telephone, please call 888-463-4487 for domestic callers, or 706-679-5355 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 from the U.S., or 706-645-9291 for international callers, and entering reservation number 8211578. The conference call will be broadcast live over the Internet at www.halozyme.com and will be available for 30 days.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company dedicated to developing and commercializing recombinant human enzymes for the infertility, ophthalmology, and oncology communities. The company’s portfolio of products under development is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived enzymes that carry potential risks of animal pathogen transmission and immunogenicity. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic biologic.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company’s products under development, product development plans and regulatory strategy and the regulatory filing and potential clinical study dates assuming regulatory approval) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-KSB, 10-QSB and other filings with the Securities and Exchange Commission.
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HALOZYME THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
REVENUES:
Product Sales	$45,703	$—	$45,703	$—

EXPENSES:
Cost of sales	21,024	—	21,024	—
Research and development	2,172,949	1,521,576	4,635,239	2,218,157
Selling, general and administrative	797,388	567,550	1,606,009	1,078,521

Total Expenses	2,991,361	2,089,126	6,262,272	3,296,678

LOSS FROM OPERATIONS	(2,945,658)	(2,089,126)	(6,216,569)	(3,296,678)

Other income (expense), net	77,324	14,429	155,159	(62,441)

LOSS BEFORE INCOME TAXES	(2,868,334)	(2,074,697)	(6,061,410)	(3,359,119)

Income Tax Expense	—	—	—	—

NET LOSS	$(2,868,334)	$(2,074,697)	$(6,061,410)	$(3,359,119)

Net loss per share, basic and diluted	$(0.06)	$(0.05)	$(0.12)	$(0.12)

Shares used in computing net loss per share, basic and diluted	49,945,467	39,432,904	49,761,501	27,437,074

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